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                                                                    Exhibit 99.2


                                                                  [GENUITY LOGO]




MEDIA CONTACTS:                                   INVESTOR RELATIONS CONTACTS:
Susan Kraus, 781-865-3511                         George Lieb, 781-865-4121
John Vincenzo, 781-865-5468                       Arleen Llerandi, 781-865-3544


                                                                   July 25, 2002


              GENUITY ISSUES STATEMENT REGARDING VERIZON'S DECISION
                    TO CANCEL OPTION TO RE-INTEGRATE GENUITY

WOBURN, Mass. - Genuity Inc. today announced that on Wednesday, July 24, 2002, at the close of business, Verizon Communications informed Genuity that it would convert all but one of its Class B shares of Genuity common stock into Class A shares, effectively relinquishing its right to acquire a controlling interest in Genuity. Verizon's conversion of its Genuity shares gives them just under 10 percent of Genuity's capital stock with 90 percent now owned by the public. Verizon's decision resulted in a default under Genuity's credit facility with Verizon and its credit facility with a consortium of banks. Genuity indicated it is in discussions with the banks and Verizon to review the impact of these events on the agreements.

"Verizon's decision to cancel its option to integrate Genuity and its credit agreement was unexpected and a disappointment to us," said Paul R. Gudonis, chairman and CEO of Genuity. "Fortunately, our management and Board of Directors had made the sound business decision earlier in the week, prior to learning of Verizon's intentions, that in this turbulent economic and business environment, it was in the best interest of our customers and shareholders to increase our cash on hand."

Genuity announced that it previously had drawn down an additional $723 million under the credit facility with the banks, bringing its cash on hand to approximately $1.3 billion. (See announcement titled, "Genuity Increases Cash on Hand to Support Future Funding Requirements" for more details.)

Gudonis added, "We are disappointed with this decision given the fact that we have consistently operated the company in the best interest of all involved, including Verizon. We have cut costs, improved efficiencies and hit our financial targets on a path to profitability. We clearly were taking the steps that Verizon had publicly indicated would lead them to re-integrating Genuity.


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"Regardless of Verizon's position, we intend to continue to operate our business effectively and provide our customers with the high-quality services they've come to expect from us. In fact, Verizon is still one of our largest customers and we will continue to maintain our relationship with them. Verizon has indicated they intend to honor their $500 million "take or pay" commitment for the purchase of Genuity's services. They will also continue to resell Genuity's enterprise IP networking services.

"We believe we have a valuable set of assets in our Tier 1 network, our hosting data centers, and, most of all, our highly skilled employees. Now that Verizon has elected not to reintegrate Genuity, we will evaluate all of our options, which could include seeking another strategic partner or restructuring our operating plan while we address this situation."

ABOUT GENUITY
-------------
Genuity is a leading provider of enterprise IP networking services. The company combines its Tier 1 network with a full portfolio of managed Internet services, including dedicated and broadband access, Internet security, Voice over IP
(VoIP), and Web hosting to provide converged voice and data solutions. With annual revenues of more than $1 billion, Genuity (NASDAQ: GENU and NM: Genuity A-RegS 144) is a global company with offices and operations throughout the U.S., Europe, Asia and Latin America. Additional information about Genuity can be found at www.genuity.com.



                           FORWARD-LOOKING STATEMENTS
                           --------------------------

This announcement contains forward-looking statements. For each of these statements, Genuity Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. If future events and actual performance differ materially from Genuity's assumptions, actual results could vary significantly from the performance projected in these forward-looking statements.

These forward-looking statements are based on the company's current knowledge, beliefs, expectations and specific assumptions with respect to future business decisions. Accordingly, the statements are subject to significant risks, contingencies and uncertainties that could cause actual operating results, performance or business prospects to differ materially from those expressed in, or implied by, these statements. These risks, contingencies and uncertainties include, but are not limited to: expectations as to the company's future revenue, margins, expenses and capital requirements; the company's ability to develop and maintain a successful relationship with significant customers; the company's ability to successfully reduce its cost structure; the company's ability to successfully maintain and continue to strengthen its brand recognition; volatility of the market for certain products; and expansion decisions relating to our capacity and network infrastructure. The company also faces uncertainty concerning the effect of Verizon's decision to relinquish its option to acquire a controlling interest in the company and concerning the outcome of discussions with our lenders regarding the default under our credit agreement arising from Verizon's decision to relinquish its option.

For a more detailed discussion of the risks and uncertainties of Genuity's business, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report for the period ended March 31, 2002 as filed with the Securities and Exchange Commission, which discuss in greater detail the important factors that could cause actual results to differ materially.


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The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Further disclosures that the company makes on related subjects in its additional filings with the Securities and Exchange Commission should be consulted.